Exhibit 99.1

Touchpoint Group Holdings Announces Sale of Browning Productions & Entertainment, Inc.

Sale supports strategy to focus resources on TouchPoint
customer and fan base software application

MIAMI, Florida –February 24, 2020 — Touchpoint Group Holdings, Inc. (OTCQB: TGHI) (Company or Touchpoint) a media and digital technology holding company, today announced the sale of Browning Productions & Entertainment, Inc. (“BP&E”).

Pursuant to TGHI’s stated strategy of disposal of non-core businesses, the Company today is pleased to announce the sale of BP&E to its founder and previous owner, William Browning.

Mark White, Chief Executive Officer of Touchpoint, stated, “We are pleased to announce the sale of BP&E to William. This sale allows us to further concentrate resources and efforts on the further expansion of our customer and fan base software application, through our subsidiary Touchpoint Connect Limited. We wish William all the best in his future endeavors.”

“The Touchpoint app represents a new paradigm in how content is delivered to subscribers. Importantly, this app provides content providers, which can include sports teams, athletes, trainers, or other celebrities and brands, with greater control over how and when their content is delivered, in order to maximize fan engagement, sponsorships, advertising and more. We look forward to providing further updates on this platform and new revenue opportunities under development.”

About Touchpoint Group Holdings.

Touchpoint Group Holdings Inc. is a media and digital technology acquisition and software company. For more information, see http://touchpointgh.com/.

Safe Harbor Statement

This news release may contain “forward-looking” statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks include such factors as the inability to enter into agreements with parties with whom we are in discussions, the uncertainty of consumer demand for the Company’s products, as well as additional risks and uncertainties that are identified and described in the Company’s SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact

Crescendo Communications, LLC
212-671-1021
tghi@crescendo-ir.com